EXHIBIT 10.47

SETTLEMENT AGREEMENT

Agreement made this 22nd day of July, 2008 between Able Energy, Inc., a corporation formed under the laws of the State of Delaware having an address at 198 Green Pond Road, Rockaway, New Jersey 07866 ("Able"), and S&S NY Holdings, Inc., a corporation formed under the laws of the State of Florida having and address at 15335 Groose Point Lane, Clermont, Florida 34714 or its Assignee ("S&S").

WHEREAS, Able is engaged in the business, among other things, of the retail distribution of home heating oil, propane gas, kerosene, and diesel fuels (the "Fuel(s))";

WHEREAS, Able entered into an agreement on October 17, 2007 S&S for S&S to provide financing for Able's Fuel purchases which agreement was later amended on February 5, 2008;

WHEREAS, Able entered into a second agreement with S&S on December 20, 2007 for S&S to provide further financing for Able's Fuel purchases (the October 17, 2007 agreement together with the amendment thereto and the December 20, 2007 agreement are hereinafter collectively referred to as the "Fuel Financing Agreements");

WHEREAS, disputes have arisen between the Able & S&S regarding the termination of the Fuel Financing Agreements, including the claim of S&S that it is owed the sum of $862,819.53 plus outstanding interest in the amount of $135,00000;

WHEREAS, the parties desire to resolve their disputes and provide for the orderly termination of the Fuel Financing Agreements upon the following terms and conditions hereinafter set forth.

NOW, therefore upon the mutual covenants and agreements hereinafter contained and intending to be legally bound, the parties hereby agree as follows:

1. Terms of Settlement. In full satisfaction of all claims S&S has, or may have, against Able, under the terms of the Fuel Financing Agreements or any other undertaking or agreement, S&S agrees that it shall accept the following:

(a) Able NY. Able shall cause forty-nine (49%) of the outstanding and issued stock of its wholly-owned subsidiary, Able Energy of New York, Inc. ("Able NY") to be issued to S&S and Able shall retain ownership of the remaining fifty-one (51%) percent of the stock of Able NY, In addition, upon the execution of this Agreement, S&S shall also pay to Able NY an amount equal to forty nine (49%) percent of all inventory of Able NY on hand at that time less forty nine (49%) percent of any amounts payable with respect to such inventory.

(1) Mortgage Debt. The parties agree and acknowledge that the Iroquois/Lilac Investment Group hold a mortgage on real property and the improvements thereon located at 10 Industrial Park, Warrensburg, New York owned by Able NY (the "ILIG Debt") in the amount of $1,000,000 and that Able and S&S shall each be equally liable for payment of the ILIG Debt.

(2) Payment or Removal of the ILIG Debt. In the event that Able either pays the ILIG Debt in full or causes the debt to be removed as an obligation of Able NY, S&S shall transfer a sufficient amount of its stock of Able NY to Able or its designee that will result upon the completion of such transfer in S&S owning twenty five (25%) percent of the outstanding and issued stock of Able NY and Able owning the remaining seventy five (75%) percent.

(3) Call. S&S shall have a call on Able's fifty one (51%) percent interest in Able NY (the "Call"). The Call shall be exercisable only simultaneously with the filing of a bankruptcy proceeding by or against Able or the claimed default by Able of the ILIG Debt and its failure to cure such default (a "work-out" or settlement of a default shall constitute a cure) after proper notice. The price for the Call shall be the sum of $1,000,000 plus thirty (30%) percent in the increase of the amount of the EBITDA of Able NY multiplied by three (3) times at the time of such purchase over the EBITDA of Able NY for the fiscal year ending June 30, 2008 (the "Call Price"), In the event that upon the exercise of the Call, the ILIG Debt is still outstanding, the Call Price shall be reduced by one-half of the principal amount of the ILIG Debt together with any accrued interest thereon, on a dollar for dollar basis.. Notwithstanding anything to the contrary herein, except upon the filing of a bankruptcy proceeding by or against Able, the Call granted hereinabove shall be terminated and released and of no further force and effect upon the removal of or payment of the ILIG Debt.

(4) Buy-Sack Option. Able shall have the right at any time, at its sole discretion, for a two year period commencing from the date hereof, to purchase S&S's forty nine (49%) percent interest in Able NY payable upon the exercise of the buy-back option in the amount of $500,000 plus thirty (30%) percent of any increase in the amount of the EBITDA of Able NY multiplied by three (3) times at the time of such purchase over the EBITDA of Able NY for the fiscal year ending June 30, 2008. However, in the event that such buy-back by Able is exercised within twelve (12) months from the date of this Agreement, then in such event, the purchase price for the buy-back shall be the sum of $500,000 plus $8,700 for each month remaining from the date of the exercise of the buy-back until the first anniversary of the date of this Agreement.

(5) Release of Liens. As of the date hereof, S&S shall release and terminate its liens on Able's customer list; on any of Able's vehicles on which it has such liens; on the 1,838,573 shares of common stock of Able owned by All American Properties, Inc. f/k/a All American Plazas, Inc. which were pledged as security for the Fuel Financing Agreements; and any other liens which it was granted pursuant to the Fuel Financing Agreements. S&S agrees that it will execute all documents necessary or appropriate to effectuate the termination of such liens, including, but not limited to UCC-3 termination forms.

(b) Able PA. S&S shall be granted a ninety (90%) percent interest in Able's operations in Easton and Horsham Pennsylvania and in New Jersey as indicated on the maps annexed hereto as Exhibit A, which consist of the premises located in Easton leased by Able, which lease shall be assigned to S&S, throughput rights at the facility owned by Aerni & Hitzle Fuel, Inc., nine (9) trucks consisting of five (5) oil trucks and four (4) service vans and the customer lists provided to S&S by Able for all of Able's customers located in the areas of Pennsylvania and New Jersey set forth on Exhibit A.(hereinafter collectively ("Able PA"). S&S will not use the name Able or any derivative thereof in connection with the operation of any business it conducts with respect to the assets of Able PA acquired hereunder (hereinafter S&S's operation of the business utilizing the acquired assets of Able PA shall be referred to as "S&S PA"). Able shall be the owner of the remaining ten (10%) percent interest of S&S PA or any other entity formed by S&S to conduct the business of S&S PA.

(1) Price Energy. Able agrees that S&S PA will be an authorized dealer for PriceEnergy.com, Inc. for all zip codes within which it conducts business.

(2) Option. For a period of one year from the date hereof, S&S shall have the right to purchase the remaining ten (10%) percent interest in S&S PA from Able for a purchase price of $50,000 plus thirty (30%) percent in the increase of the amount of the EBITDA of S&S PA multiplied by three (.3) times at the time of such purchase over the EBITDA of Able PA for the fiscal year ending June 30, 2008, to be payable in cash upon the exercise of such option.

(c) Consulting Agreement. Able will cause Able NY to enter into a Consulting Agreement with S&S in the form annexed hereto as Exhibit B. In consideration for its management services S&S will be paid a fee of five (5%) percent of the adjusted gross profit as that term is hereinafter defined. Adjusted gross profit for purposes of this Agreement and the Consulting Agreement shall mean gross revenues less the cost of goods, transportation and taxes for delivery of all fuel products to the end users by Able NY or its agent.

(d) Buy-out Option. Notwithstanding anything to the contrary herein, for a period of ninety (90) days from the date hereof Able shall have the right, in its sole discretion to buy-out S&S's interest in Able NY and S&S Pa for the sum of $1,097,819.53 payable in cash upon the exercise of such buy-out.

2. Transfer or Sale of Shares or Interest. There can be no valid sale or transfer of shares of Able NY or their interests in S&S PA by either Able or S&S unless and until the selling shareholder complies with the terms of this Agreement and first offers the shares it wishes to sell to Able NY, and thereafter to the other shareholder, or in the case of a sale of an interest in S&S PA to the other party, in the following manner:

(a) In the event that either Able or S&S desires to sell or transfer all or any portion of its Able NY shares (the "Offering Shareholder") or its interest in S&S PA (the "Selling Party") and has received a bona fide purchase offer from a third party, the Offering Shareholder shall deliver a written notice to Able NY or in the case of S&S PA, the Selling Party to the other party stating the name of the prospective bona fide transferee, the bona fide price, terms and conditions of such bona fide sale or transfer, the number of shares or interest affected, and the circumstances of his intention to sell or transfer the interest or shares.

(b) After receiving said notice, in the case of a sale of shares in Able NY, Able NY shall have the prior right to purchase all shares or interest so offered at the price and upon the terms and conditions stated in such notice, with the terms of payment as contained therein. Such prior right of purchase may be exercised by giving notice in writing to the Offering Shareholder within fourteen (14) days after receipt of the aforesaid notice from the Offering Shareholder.

(c) Should Able NY not purchase such offered shares or interest, then Able NY shall within seven (7) days thereafter, deliver a written notice to the other shareholder setting forth the same particulars described in the notice received from the Offering Shareholder. Such other Shareholder or in the case of a sale of an interest in S&S PA, the other party shall then have the right to purchase all of the shares specified in the notice by delivering to Offering Shareholder, a written offer to purchase same upon the terms so described in the notice, with the terms of payment as contained therein, provided that the offer is delivered to the Offering Shareholder or Selling Party within fourteen (14) days after mailing or delivery of the notice by Able NY or the Selling Party to the other shareholder or party.

(d) If Able NY or the other shareholder, or in the case of a sale of an interest in S&S PA the other party, fail to purchase all of the Offering Shareholder's shares or the Selling Party's interest according to the forgoing provisions, then the Offering Shareholder or Selling Party may, within two (2) months from the date of the Offering Shareholder's or Selling Party's notice of intention to transfer or sell all shares or interest described in such notice, transfer the shares or interest described in the notice to the proposed transferee upon the terms and conditions specified in such notice.

3. Able's Representations and Warranties. Able hereby represents and warrants to S&S that:

(a) Organization and Good Standing. Able is a corporation duly organized and validly existing under the laws of the State of Delaware. Able has not received any notice from any governmental body alleging that Able was required to qualify to do business in any jurisdiction, nor has Able's failure to qualify to do business in any other jurisdiction caused Able any material adverse consequences.

(b) Due Authorization, Binding Obligation. Able has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder and thereunder, and Able has authorized the execution, delivery and performance of this Agreement by all necessary corporate action. This Agreement has been duly executed and delivered by the Able, and is, and upon execution and delivery will be, the valid and legally binding obligation of Able enforceable in accordance with its terms.

(c) Governmental Approval. The execution, delivery and performance of this Agreement by Able and the consummation of the transactions provided for herein are not subject to the jurisdiction of, or require the approval, authorization or consent of any governmental body.

(d) No Approvals or Notices Required: No Conflict with Other Instruments. The execution, delivery and performance of this Agreement by Able, and the consummation of the transactions contemplated hereby will not conflict with, nor will it violate or require any consent or approval, filing or notice pursuant to any other agreement, guarantee, contract or instrument by which Able is bound.

(e) Certain Proceedings. There is no pending proceeding that has been commenced against Able and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with transactions contemplated by this Agreement.. To Able's Knowledge, no such proceeding has been threatened.

(f) No Misstatements or Omissions. Neither this Agreement or any representation or warranty by Able contained in this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained therein or herein not misleading.

(g) Reliance. The foregoing representations and warranties are made by Able with the knowledge and expectation that S&S is relying thereon, and such representations and warranties shall continue to and survive this Agreement as provided herein in paragraph 3(h).

(h) Survival of Representations and Warranties, All of the representations and warranties of Able contained in this Agreement shall survive the closing of this Agreement and continue in full force and effect for a period of one (1) year from the date of closing.

4. S&S's Representations and Warranties. S&S hereby represents and warrants to Able that:

(a) Organization and Good Standing. S&S is a corporation duly organized and validly existing under the laws of the State of Florida. S&S has not received any notice from any governmental body alleging that S&S was required to qualify to do business in any jurisdiction, nor has S&S's failure to qualify to do business in any other jurisdiction caused S&S any material adverse consequences.

(b) Due Authorization. Binding Obligation. S&S has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder and thereunder, and S&S has authorized the execution, delivery and performance of this Agreement by all necessary corporate action. This Agreement has been duly executed and delivered by S&S, and is, and upon execution and delivery will be, the valid and legally binding obligation of S&S enforceable in accordance with its terms.

(c) Governmental Approval. The execution, delivery and performance of this Agreement by S&S and the consummation of the transactions provided for herein are not subject to the jurisdiction of, or require the approval, authorization or consent of any governmental body.

(d) No Approvals or Notices Required; No Conflict with Other Instruments. The execution, delivery and performance of this Agreement by S&S, and the consummation of the transactions contemplated hereby will not conflict with, nor will it violate or require any consent or approval, filing or notice pursuant to any other agreement, guarantee, contract or instrument by which S&S is bound.

(e) Certain Proceedings. There is no pending proceeding that has been commenced against S&S and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with transactions contemplated by this Agreement. To S&S's Knowledge, no such proceeding has been threatened.

(f) No Misstatements or Omissions. Neither this Agreement or any representation or warranty by S&S contained in this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained therein or herein not misleading,

(g) Reliance. The foregoing representations and warranties are made by S&S with the knowledge and expectation that Able is relying thereon, and such representations and warranties shall continue to and survive this Agreement as provided herein in paragraph 4(h).

(h) Survival of Representations and Warranties.. All of the representations and warranties of S&S contained in this Agreement shall survive the closing of this Agreement and continue in full force and effect for a period of one (1) year from the date of closing.

5. Indemnification,. Able agrees to indemnify and hold S&S, its officers, directors, employees and agents harmless from any claims, suits or threats thereof arising out of the negligent, gross negligent or intentionally wrongful operation of the business of Able NY and Able PA prior to the date of this Agreement, including, any such claims, suits or threats relating to environmental laws applicable to the business of Able NY or Able PA, as the case may be, and shall defend S&S its officers, directors, employees and agents against all such claims and suits including the payments of costs and expenses such as legal fees and other expert costs incurred in the defense of such claims or suits.

6. Confidential Information. Following the execution of this Agreement and for a period of two (2) years after the date of this Agreement:

(a) The parties will maintain in confidence and will not disclose any matters relating to the existence, terms and negotiations of this Agreement and all such matters shall be confidential and none of the Parties to this Agreement, nor their agents, employees, attorneys, servants, officers or directors shall disclose such information to any other person, except the financial representatives of the Parties, without the prior written consent of the parties, unless such disclosure is required by operation of the law, by order of a court of competent jurisdiction or necessary in connection with an arbitration or litigation proceeding and in such event such disclosure shall be limited to such proceeding.

(b) In the event that any of the parties believes that disclosure is required by law or intends to make disclosure pursuant to this Agreement, it shall give prompt written notice to the other party to this Agreement prior to disclosing such information,

(c) The parties acknowledge that money damages would be an inadequate remedy for a breach of this Section 6 and that, in addition to money damages, an aggrieved party should be entitled to injunctive relief.

7. Non-Competition.,In consideration of S&S's agreement to enter into this Agreement, and as a condition thereto, Able covenants and agrees as follows:

(a) For a period of two (2) years from and after the date of this Agreement, Able nor any of its affiliates, successors or assigns shall directly, or indirectly, participate in or own and/or operate any business within the Commonwealth of Pennsylvania and the State of New Jersey in the areas set forth in Exhibit A that is engaged in the sale of home heating oil, diesel fuel or propane gas and S&S nor any of its affiliates, successors or assigns shall directly, or indirectly, participate in or own and/or operate any business within the State of New Jersey outsides of the areas set forth in Exhibit A that is engaged in the sale of home heating oil, diesel fuel or propane gas. For purposes of this provision, the term "participate in" shall include, but not be limited to, having any direct or indirect interest in any entity, whether as owner, stockholder, partner, joint venturer, member, creditor or otherwise, other than ownership of not more than 5% of the outstanding stock or securities of any class that is publicly traded, or acting as a director, officer, manager, employee, agent, consultant or independent contractor of any entity. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. S&S agrees and acknowledges that notwithstanding the foregoing, this provision shall not be applicable to or have any effect whatsoever with respect to Price Energy.com, Inc, a subsidiary of Able.

(b) The parties acknowledge that any breach or threatened breach of any of the provisions of this Section will cause irreparable injury to the aggrieved party, for which an adequate monetary remedy does not exist. Accordingly, in the event of any such breach or threatened breach, the aggrieved party shall be entitled, in addition to the exercise of other remedies, to seek and (subject to court approval) obtain injunctive relief, without necessity of posting a bond, restraining the other party and its affiliates or subsidiaries from committing such breach or threatened breach.

8. General Provisions.

(a) Notices. All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been given upon delivery personally or upon mailing by registered mail, postage prepaid or by delivery by reputable overnight courier service, to each party at the address set forth hereinabove, or at such other address as each party may designate in writing to the other,

(b) Entire Agreement: Amendment. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, supersedes any prior agreement between the parties, and may not be changed or terminated orally, No change, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced,

(c) Compliance with Laws: Severability. Both parties expressly agree that it is not the intention of either party to violate statutory or common law and that if any sentence, paragraph, clause or combination of same is in violation of any law, such sentences, paragraphs, clauses or combination of same shall be inoperative and the remainder of this Agreement shall remain binding upon the parties hereto unless the remaining portions hereof are inadequate to define the rights and obligations of the parties or to carry out their original intent as set forth in this Agreement, in which event such party shall have the right, upon making such determination, to terminate this Agreement.

(d) Parties-In-Interest. This agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, administrators, executors, successors and assigns.

(e) No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

(f) Compromise. This Agreement is the result of compromise between the parties and as such, it does not constitute and shall not be deemed an admission of liability or the validity or invalidity of any claim or defense by any of the parties.

(g) Non-Assignment. Notwithstanding any other provision in this Agreement, the Parties warrant and represent that they are the complete and exclusive owners of all claims and rights that are the subject of this Agreement, that they hold the sole right and authority to settle, compromise and release all such claims and rights and execute this Agreement and that they have not sold, transferred, assigned, conveyed, or otherwise disposed of any such claims or rights to anyone.

(h) Interpretation.. Headings, captions, section or section numbers appearing in this Agreement are for ease of reference and convenience only, and shall in no way be deemed to define, modify, affect, limit or describe the scope, intent or content of this Agreement or of provisions to which they relate.

(i) Singular or Plural Words. Whenever used, the singular pronoun will include the plural, the plural will include the singular, and the uses of any gender will include all genders as required or necessary for proper grammatical reading or as the sense or context requires.

(j) Drafting Presumptions, Any ambiguity in this Agreement shall not be construed in accordance with any presumption against the party initially drafting this Agreement. If any provision of this Agreement may be construed in two or more ways, such provision shall have the meaning which renders it valid and enforceable.

(k) Governing Law.. All matters concerning the validity and interpretation of and performance under this Agreement shall be governed by the laws of the State of New York.

(l)            Execution of Documents. At any time and from time to time hereafter, the parties hereto will execute and deliver such further instruments, documents and certificates and other written assurances as shall reasonably be requited in order to consummate the transactions contemplated hereunder..

(m) Execution and Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same agreement. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof

(n) Enforcement Costs. If any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, sales and use taxes, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post judgment proceedings), incurred in that civil action, arbitration or legal proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys' fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party

(o) Leval Representation/Satisfaction with Terms. In executing this Agreement, the parties acknowledge that they have consulted with and had the advice and counsel of an attorney of their choosing who is duly admitted to practice in the State of New York, that they are satisfied with the terms incorporated herein, that this Agreement represents a full and fair settlement, that they have executed this Agreement after independent investigation and without fraud, duress or undue influence, and that they have obtained all the facts necessary for them to make a fully informed decision to enter into this Agreement. Furthermore, the parties acknowledge that they have equal knowledge and bargaining power in negotiating and executing this Agreement, and that the terms of this Agreement are contractual, not a mere recital, and are the result of negotiations between the parties.

(p) Auditing Costs, The parties acknowledge that Able is a publicly traded company and is required to file, among other reports with the SEC, annual and quarterly financial reports which it files on a consolidated basis with its subsidiaries, including Able NY. Able shall bear all costs, including audit cots, relating to the filing of such reports and Able NY shall not be required to contribute to such costs, However, Able NY shall be responsible for and/or contribute to any regulatory inquiry or investigation which involves Able NY.

(q) This Agreement shall not be binding and enforceable until it is approved by the Board of Directors of Able.

IN WITNESS WHEREOF, the parties have executed this Settlement Agreement, or caused this Settlement Agreement to be executed by their duly authorized representatives, as of the day and year first above written,

Able Energy, Inc.

Witness:	By: /s/ Gregory Frost
Gregory D. Frost
Chief Executive Officer

S&S NY Holdings, Inc,.

Witness:	By: /s/ Manpreet S. Thaper
Manpreet S. Thaper
President